AGREEMENT AND PLAN OF MERGER

by and among

MOBILEPRO CORP.,

INREACH INTERNET, INC.,

INREACH INTERNET, LLC,

and

BALCO HOLDINGS, INC.

Dated as of October 31, 2005

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 31, 2005 (this “Agreement”), is made by and among Mobilepro Corp., a Delaware corporation (“Buyer”), InReach Internet, Inc. a Delaware corporation and a direct wholly owned subsidiary of Buyer (“Buyer Sub”), InReach Internet, LLC, a California limited liability company (the “Company”), and Balco Holdings, Inc., a California corporation and sole member of the Company (“Company Parent”).

WHEREAS, the Board of Directors of Buyer, Buyer Sub, and Company Parent, and the Manager of Company, have determined that it is in the best interests of their respective companies and their stockholders or members to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Buyer Sub, with Buyer Sub being the surviving entity (the “Merger”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”) and the California Corporations Law (the “California Law”), upon the execution of this Agreement and concurrent with the filing of Certificates of Merger with the Secretaries of State of the State of Delaware and the State of California, respectively (each a “Certificate of Merger” and collectively the “Merger Certificates”) (in accordance with the relevant provisions of Delaware Law and California Law, respectively), the Company shall merge with and into Buyer Sub. The separate corporate existence of the Company will cease upon the filing of the Merger Certificates (the “Effective Time”), and Buyer Sub will continue as the surviving company (hereinafter sometimes referred to as the “Surviving Company”) in the Merger. Buyer Sub, as the surviving company after the Merger, will be governed by the laws of the State of Delaware.

For purposes of this Agreement, the date of execution of this Agreement shall be known as the “Closing Date” and the actions taken on such date and at such time, the “Closing.”

Section 1.2 Effect of the Merger; Closing. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law and California Law. At the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer Sub will vest in the Surviving Company, and all debts, liabilities and duties of the Company and Buyer Sub not paid by the Company at or before Closing will become the debts, liabilities and duties of the Surviving Company.

Section 1.3 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Company, provided however, that Article I of the Certificate of Incorporation of the Surviving Company will be amended to reflect that the name of the Surviving Company will be “InReach Internet, Inc.”

Section 1.4 Bylaws. At the Effective Time, the bylaws of Buyer Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company, provided however, that the bylaws of the Surviving Company will be amended to reflect that the name of the Surviving Company will be “InReach Internet, Inc.”

Section 1.5 Board of Directors and Officers. The directors and officers of Buyer Sub immediately prior to the Effective Time shall continue to be the directors and officers of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 1.6 Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer Sub, the Company or the holder of any shares of capital stock of Buyer Sub or the holder of any Company Membership Interests:

(a) The Company Membership Interests (as defined in Section 2.2(a)) issued and outstanding immediately prior to the Effective Time shall, as an aggregate whole and not on an individual basis, shall be converted into and become the right to receive:

(i) Two Million One Hundred Eleven Thousand Eight Hundred Seventy Three Dollars ($2,111,873) (the “Cash Consideration”).

(ii)  The Applicable Number of fully paid and nonassessable shares (determined in accordance with this Section 1.6) of Buyer Common Stock (as defined in Section 3.2(a)) (the “Stock Consideration”, and, collectively with the Cash Consideration the “Merger Consideration”), such Stock Consideration subject to adjustment in accordance with Section 4.5 of this Agreement. The “Applicable Number” shall be determined by dividing Nine Hundred Fifty Thousand Dollars ($950,000) by the average of the closing prices of Parent Common Stock on the OTC-BB stock market on the twenty (20) trading days ending the day before the Closing (the “Closing Price”) of Buyer Common Stock for purposes of determining the Applicable Number. The Stock Consideration shall be subject to the rights and obligations set forth in the Registration Rights Agreement described in Section 5.1(k) and shall be issued to Company Parent at the Closing; provided, however, that the Stock Consideration shall be subject to adjustment as provide in Section 4.5.

(b) Buyer shall assume a Working Capital Deficit of the Company of up to an aggregate total of $350,000. For purposes of this Agreement, “Working Capital Deficit” shall mean the difference between (x) the sum of the Company’s cash and current receivables of 30 days or less and (y) the Company’s current liabilities, including any deferred revenues of the Company, all determined in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) as of the date of the Reviewed Balance Sheet.

(c) The shares of Buyer Common Stock issued as Merger Consideration will not have been registered and will be deemed to be “restricted securities” under federal securities laws and may not be resold without registration under or exemption from the Securities Act of 1933, as amended (the “Securities Act”). Each certificate evidencing shares of Buyer Common Stock to be issued as Merger Consideration shall have the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO MOBILEPRO CORP. THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 1.7 Membership Interest Transfer Books.

(a) At the Effective Time, the membership interest transfer books of the Company will be closed and there will not be any further registration of transfers of any membership interests, options or warrants thereafter on the records of the Company.

Section 1.8 Securities Law Issues. Based in part on the representations of Company Parent made in Section 2.6 herein, Buyer Common Stock to be issued in the Merger will be issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 under Regulation D promulgated under the Securities Act and applicable state securities laws.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY PARENT

Except as set forth in the Company Disclosure Letter attached to this Agreement (the “Company Disclosure Letter”), the Company and Company Parent, jointly and severally, represent and warrant to Parent, Buyer and Buyer Sub as follows:

Section 2.1 Organization, Qualification and Corporation Power. The Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as is now being conducted and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company, and (b) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has furnished to Buyer true, correct and complete copies of its Articles of Organization and operating agreement.

For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with an entity means any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner) or (iii) changes in the trading prices for such entity’s capital stock.

Section 2.2 Capitalization; Subsidiaries.

(a) One Hundred Percent (100%) of the Company membership interests (the “Company Membership Interests”) are held by Company Parent. Other than the Company Membership Interests, there are no other classes, series or types of equity for the Company. Company Parent holds good and marketable title to such Company Membership Interests, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). All issued and outstanding units of Company Membership Interests have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Articles of Organization or the operating agreement of the Company, or any agreement or document to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to the Company’s outstanding securities. No certificates representing the Company Membership Interests have been issued.

(b) There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company to issue, transfer or sell any units of membership interests or other equity interest in, the Company or securities convertible into or exchangeable for such units of membership interests or equity interests, (ii) contractual obligations of the Company to repurchase, redeem or otherwise acquire any units of membership interest of the Company or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the units of membership interests of the Company.

(c) The Company does not have any direct or indirect Subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

For purposes of this Agreement, the term “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

For purposes of this Agreement, the term “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

Section 2.3 Ownership of Company Membership Interests.

(a) Company Parent is the record and beneficial owner of, and has good and valid title to, all of the Company Membership Interests, which Company Membership Interests (i) are free and clear of all liens, mortgages, encumbrances, pledges, claims, options, charges, easements, restrictions, covenants, conditions of record, encroachments, security interests and claims of every kind and character (each, a “Lien”) and (ii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

(b) There are no outstanding existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which Company Parent is a party obligating Company Parent to issue, transfer or sell any Company Membership Interests or other equity interest in the Company or securities convertible into or exchangeable for such units of membership interests or equity interests or (ii) voting trusts, unitholders’ agreements or similar agreements to which Company Parent is a party with respect to the voting of the Company Membership Interests owned by Company Parent.

Section 2.4 Authority Relative to this Agreement. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Merger Certificates as required by Delaware and California Law, to carry out its obligations hereunder. Company Parent has the necessary competency, power and authority to enter into this Agreement and carry out the obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and Company Parent and, subject to the filing of the Merger Certificates as required by Delaware and California Law, no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and Company Parent and, assuming the due authorization, execution and delivery of this Agreement by Buyer and Buyer Sub, constitutes a legal, valid and binding obligation of the Company and Company Parent, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to (a) applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

Section 2.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 2.5(a) of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company and Company Parent does not, and the consummation by the Company and Company Parent of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to the Company or Company Parent, or by which any of their property is bound, (ii) violate or conflict with the Articles of Organization or operating agreement (or comparable organizational documents) of the Company, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, Permit or license to which the Company is a party or by which the Company or any of its property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on the Company.

(b) Except for the filing of the Merger Certificates and any applicable requirements, if any, under “takeover” or “blue sky” laws of various states, the Company is not required to submit any notice, report or other filing with any federal, state or local or foreign government, political subdivision thereof, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on the Company. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on the Company.

Section 2.6 Investment. Company Parent:

(a) Understands that the shares of Buyer Common Stock issuable as Merger Consideration will not have been registered and will be deemed “restricted securities” under federal securities laws and may not be sold without registration under or exemption from the Securities Act;

(b) Has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interests; and

(c) Acknowledges that an investment in shares of Buyer Common Stock by way of the Merger is highly speculative and entails a substantial degree of risk, and Company Parent has the ability to bear the economic risk of its investment.

Section 2.7 Financial Statements; Debt.

(a) Attached as Section 2.7(a) of the Company Disclosure Letter are the Company’s unaudited balance sheets dated as of December 31, 2004 and 2003, income statements and statement of cash flows for the years then ended and (ii) the Company’s unaudited balance sheets (the “Company Balance Sheet”), statements of cash flows and income statements each dated as of September 30, 2005 and 2004 (the “Balance Sheet Date”) (all such financial statements being collectively referred to herein as the “Company Financial Statements”). The Company Financial Statements (a) agree with the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) have been prepared in accordance with GAAP.

(b) The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Company Financial Statements that are not material in amount either individually or collectively.

Section 2.8 Absence of Certain Changes. Except as set forth in Section 2.8 of the Company Disclosure Letter, since August 1, 2005, there has not been with respect to the Company:

(a) any change in the financial condition, properties, assets, liabilities, business or operations thereof which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon;

(b) any material loss of customers. Set forth on Section 2.8(b) of the Company Disclosure Letter is a true, correct and complete list of all customers lost in the preceding twelve (12) months, including all revenue generated from any customer generating at least One Thousand Dollars ($1,000) per month in revenue for the Company for the thirty six (36) months preceding the date on which they were no longer customers;

(c) no notice of impending cancellation, or a material price increase, from any Incumbent Local Exchange Carrier or other provider of data transmission services;

(d) any contingent liability incurred thereby as guarantor or otherwise with respect to the obligations of others;

(e) any mortgage, encumbrance or lien placed on any of the properties owned by Company;

(f) any material obligation or liability incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

(g) any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets thereof other than in the ordinary course of business;

(h) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

(i) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the units of membership interests thereof, any split, combination or recapitalization of the units of membership interests thereof or any direct or indirect redemption, purchase or other acquisition of units of membership interests thereof;

(j) any labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

(k) any change with respect to the management, supervisory or other key personnel thereof;

(l) any payment or discharge of a material lien or liability thereof which lien was not either shown on the Company Balance Sheet or incurred in the ordinary course of business thereafter; or

(m) any obligation or liability incurred thereby to any of its officers, directors, managers or stockholders or any loans or advances made thereby to any of its officers, directors, managers or stockholders except normal compensation and expense allowances payable to officers.

Section 2.9 Tax Matters. Except as set forth in Section 2.9 of the Company Disclosure Letter:

(a) The Company is a single member limited liability company and is disregarded for federal and state income tax purposes. The Company has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. All Tax liabilities of the Company for all taxable periods or portions thereof ending on or prior to the Effective Time have been, or will be timely paid or are adequately reserved for in the Company Financial Statements, other than such Tax liabilities as are being or may be contested in good faith by the Company or Company Parent. There are no ongoing federal, state, local or foreign audits or examination of any Tax Return of the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time, and no such waiver or extension has been required with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld or collected and paid or deposited in accordance with law all Taxes required to have been withheld or collected and paid or deposited by the Company in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) to the Company’s Knowledge.

(d) For purposes of this Agreement:

(i) “Knowledge” or words of similar import means all information that is actually known, following reasonable investigation (unless otherwise specified herein), and in the case of the Company, by David Olofson (the Company’s Chief Financial Officer) or Lisa Bickford (the Company’s President and Chief Operating Officer).

(ii) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by a Governmental Entity, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and any amounts of Taxes of a third Person that a Person or any Subsidiary of such Person is liable to pay by law or otherwise; and

(iii) “Tax Returns” means all reports, returns, declarations, statements or other information supplied or required to be supplied to a taxing authority in connection with Taxes including any schedules, attachments or amendments thereto.

(e) The Company Parent acknowledges and agrees that all Tax Returns to be filed and Taxes to be paid for the period beginning January 1, 2005 through the Effective Time are the sole responsibility of the Company Parent.

Section 2.10 Title to Properties. The Company has good and marketable title to all of its assets as shown on the Company Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which the Company is a party are fully effective in accordance with their terms. The Company is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), or has received any notice of violation with which it has not complied.

Section 2.11 Environmental Matters. Except as set forth in Section 2.11 of the Company Disclosure Letter:

(a) During the period that the Company has leased or owned its properties or owned or operated any facilities, to the Knowledge of the Company, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms “disposal,”“release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”). For the purposes of this Agreement “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a “hazardous substance,”“pollutant,”“contaminant,”“toxic chemical,”“hazardous materials,”“toxic substance” or “hazardous chemical” under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

(b) To the Knowledge of Company none of the properties or facilities of the Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that the Company has owned or leased its properties and facilities, to the Company’s Knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

(c) During the time that the Company has owned or leased its properties and facilities, there has been no litigation brought, to Company’s Knowledge, or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

Section 2.12 Intellectual Property.

(a) The term “Intellectual Property” means any (i) patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information (including customer lists, training materials and related matters, research and marketing and sales plans), whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vi) all registrations and applications for registration of any of the foregoing, (vii) all common law trademarks and service marks used by the Company and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world. The term “Company IP” means any Intellectual Property used or held for use by the Company, in the conduct of their businesses as currently conducted and currently proposed to be conducted.

(b) Section 2.12(b) of the Company Disclosure Letter sets forth a true, correct and complete list (including, the owner, title, registration or application number and country of registration or application, as applicable) of all of the following Company IP: (i) registered trademarks, (ii) applications for trademark registration, (iii) domain names, (iv) patents, (v) applications for patents, (vi) registered copyrights (vii) applications for copyright registration and (viii) licenses of all Intellectual Property (other than off-the-shelf business productivity software that is the subject of a shrink wrap or click wrap software license agreement (“Desktop Software”)) to or from the Company. The Company has delivered or made available to Buyer prior to the execution of this Agreement true, complete and correct copies of all licenses of Company IP both to and from the Company, except Desktop Software.

(c) The Company IP set forth on Section 2.12(b) of the Company Disclosure Letter constitutes all of the Intellectual Property used by and necessary for the Company to operate its business as currently conducted and currently proposed to be conducted. The Company owns all legal and beneficial right, title and interests in the Company IP, and the Company has the valid, sole and exclusive right to use, assign, transfer and license all such Company IP for the life thereof for any purpose, free from (i) any Liens, and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever.

(d) All patent, trademark, service mark, copyright, patent and domain name registrations or applications set forth on Section 2.12(b) of the Company Disclosure Letter are in full force and effect and have not been abandoned, dedicated, disclaimed or allowed to lapse for non-payment of fees or taxes or for any other reason.

(e) None of the Company IP owned by the Company has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding. To the Knowledge of the Company without investigation, none of the Company IP used (but not owned) by the Company has been declared or adjudicated invalid, null or void, unpatentable or unregistrable in any judicial or administrative proceeding.

(f) The Company has not received any written notices of, or has Knowledge (without investigation) of, any infringement or misappropriation by or of, or conflict with, any third party with respect to the Company IP or Intellectual Property owned by any third party. To the Knowledge of Company without investigation, the Company has not infringed, misappropriated or otherwise violated or conflicted with any Intellectual Property of any third party. The operation of the Company does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party.

(g) The transactions contemplated by this Agreement will not affect the right, title and interest of the Company in and to the Company IP, and the Company has taken all commercially reasonable steps to maintain and protect the Company IP owned by the Company and, until the Effective Time, will continue to maintain and protect such Company IP so as to not materially adversely affect the validity or enforceability of such Company IP.

(h) To the Knowledge of the Company, no officer, employee, director or manager of the Company is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee, director or manager of the Company, the use of such person’s best efforts to promote the interests of the Company or the Company’s business as conducted or as currently proposed to be conducted by the Company. No prior employer of any current or former employee of the Company has any right, title or interest in the Company IP and to the Knowledge of the Company, no person or entity has any right, title or interest in any Company IP. It is not and will not be with respect to the business as currently proposed to be conducted necessary for the Company to use any inventions of any of its employees made prior to their employment by the Company.

Section 2.13 Material Agreements.

(a) Section 2.13 of the Company Disclosure Letter sets forth a true, correct and complete list of the following agreements (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets are bound (collectively, the “Material Agreements”):

(i) any real estate leases;

(ii) any other agreement for the provision of services by the Company that have accounted for revenues of more than One Thousand Dollars ($1,000) during any month since the Balance Sheet Date;

(iii) any agreement creating, evidencing, securing, assuming, guaranteeing or otherwise relating to any debt for which the Company is liable or under which it has imposed (or may impose) a Lien on any of the assets, tangible or intangible, of the Company;

(iv) any capital or operating leases or conditional sales agreements relating to personal property of the Company;

(v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party with a fair market value in excess of One Thousand Dollars ($1,000);

(vi) any insurance policies;

(vii) any employment, consulting, noncompetition, or separation agreements or arrangements;

(viii) any agreement with or for the benefit of Company Parent, officer, director, manager or employee of the Company, or any Affiliate of the Company, or any Person controlled by such individual or family member thereof;

(ix) any license to which the Company is a party;

(x) any agreement in which the Company has granted rights to license, sublicense or copy, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(xi) any written arrangement establishing a partnership or joint venture; and

(xii) a list of all parties to any written arrangement concerning confidentiality, non-disclosure or noncompetition;

(xiii) any written arrangement other than those described in Sections 2.13(a)(i) through (xii) under which the consequences of a default or termination could have a Material Adverse Effect on the Company; and

(xiv) any other agreement or arrangement pursuant to which the Company or its Subsidiaries could be required to make or be entitled to receive aggregate payments in excess of Ten Thousand Dollars ($10,000.00) or entered into outside of the ordinary course of business.

For purposes of this Agreement, “Affiliate” means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any Person.

(b) The Company has delivered to or made available to Buyer a true, correct and complete copy of each Material Agreement and a written summary of each oral Material Agreement. With respect to each Material Agreement:

(i) each Material Agreement is legal, valid, binding and enforceable and in full force and effect with respect to the Company and, to the Knowledge of the Company without investigation, the written arrangement is legal, valid, binding and is enforceable and in full force and effect with respect to each other party thereto (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought);

(ii) subject to the third-party consents described in Section 2.5(a) of the Company Disclosure Letter, each Material Agreement will continue to be legal, valid, binding and enforceable and in full force and effect against the Company, and to the Knowledge of the Company without investigation against each other party thereto, immediately following the Closing in accordance with the terms thereof (in each case except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought) as in effect prior to the Closing; and

(iii) the Company is not in breach or default, and, to the Knowledge of the Company without investigation, no other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement.

Section 2.14 Insurance.

(a) Section 2.14 of the Company Disclosure Letter sets forth a true, correct and complete list of each insurance policy (including fire, theft, casualty, general liability, director and officer, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year. Section 2.14 of the Company Disclosure Letter sets forth a true, correct and complete list of each person or entity required to be listed as an additional insured under each such policy. Each such policy shall be in full force and effect until such time as the period covered by any prepaid premiums has expired.

(b) The Company is not in breach or default, and does not anticipate being in breach or default prior to the Closing (including with respect to the payment of premiums or the giving of notices) under any such policy, and, to the Knowledge of Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and the Company has not received any written notice or, to the Knowledge of the Company, oral notice, from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company has not incurred any material loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under such policy.

Section 2.15 Litigation.

(a) There are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company without investigation, threatened against the Company or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body. The Company is not subject to any order, judgment, injunction or decree.

(b) There are no agreements or other documents or instruments settling any material claim, complaint, action, suit or other proceeding against the Company.

Section 2.16 Employees; Labor Matters.

(a) Set forth on Section 2.16(a) of the Company Disclosure Letter is a true, correct and complete list of all current employees of the Company, including date of employment, current title and compensation (including commissions, bonus and other compensation), and date and amount of last increase in compensation. None of the Company’s employees are members of a labor union. The Company is not a party to any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the Knowledge of the Company, there is no organization effort currently being made by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and to the Knowledge of the Company, there is no basis for, any strike, grievances, claims of unfair labor practices, material labor trouble, work stoppage, slow down or other interference with or impairment of the business of Company.

(b) To the Knowledge of the Company without investigation, no employee has any plans to terminate employment with the Company within six months of the date hereof.

(c) The Company is in compliance in all material respects with all currently applicable laws and regulations respecting wages, hours, occupational safety, or health, fair employment practices, and discrimination in employment terms and conditions, and is not engaged in any unfair labor practice. There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. There are no proceedings pending or, to the Knowledge of the Company, threatened, between the Company and its employees.

(d) Section 2.16(a) of the Company Disclosure Letter sets forth a true, correct and complete list of Persons whose employment has been terminated by the Company in the 90 days prior to Closing.

Section 2.17 Employee Benefits.

(a) Except as set forth in Section 2.17(a) of the Company Disclosure Letter, neither the Company nor any predecessor in interest thereof has maintained, or currently maintains, any Employee Benefit Plan. At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any predecessor in interest thereof has any liabilities or obligations with respect to any Employee Benefit Plan.

(b) Section 2.17(b) of the Company Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of the Company, including (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G(b)(1) of the Code; and (iii) agreement or plan binding the Company, including any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(c) For purposes of this Agreement:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, options, or other forms of incentive compensation or post-retirement compensation; and

(ii) “ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or its Subsidiaries.

Section 2.18 Permits. Section 2.18 of the Company Disclosure Letter sets forth a true, correct and complete list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including those issued or required under applicable export laws or regulations) (“Permits”) issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct their business as presently conducted. Each such Permit is in full force and effect and to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

Section 2.19 Real Property.

(a) Owned Real Property. The Company owns no real property.

(b) Leased Real Property. Section 2.19(b) of the Company Disclosure Letter sets forth a true and correct list of all real property leased or subleased to the Company (the “Leased Real Property”). The Company has made available to Buyer true and correct copies of such leases and subleases, each as amended to date. Except as set forth on Section 2.19(b) of the Company Disclosure Letter, with respect to each lease and sublease of Leased Real Property each lease or sublease is in full force and effect in all material respects and is valid and enforceable by Buyer or the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 2.20 Broker’s Fees. Except for Company’s obligations pursuant to that certain Business Brokerage Agreement between Company and Niwot Capital, LLC dated ________, 2005, shall be paid contemporaneously with the Closing, neither the Company, Company Parent nor any of their Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.21 Books and Records.

(a) The books, records and accounts of the Company (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Company Financial Statements.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 2.22 Banking Relationships and Investments. Section 2.22 of the Company Disclosure Letter sets forth sets forth a true, correct and complete list of each of the Company’s accounts, deposits, safe-deposit boxes or borrowing relationships, factoring arrangements or other loan facilities or relationships, including the names of all persons authorized to draw on those accounts or deposits, or to borrow under loan facilities, or to obtain access to such boxes (the “Accounts”). Section 2.22 of the Company Disclosure Letter sets forth a true, correct and complete list of all certificates of deposit, debt or equity securities and other investments owned, beneficially or of record, by the Company (the “Investments”). The Company has good and legal title to all Investments.

Section 2.23 Prepaid Accounts Section 2.23 of the Company Disclosure Letter sets forth a true, correct and complete list of each prepaid customer account serviced by the Company. This list shall contain any customer who pays in advance more than one month.

Section 2.24 Disclosure. No representation or warranty by the Company contained in this Agreement, including any statement contained in the Company Disclosure Letter or any document delivered in connection herewith, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER SUB

Except as set forth in the Buyer Disclosure Letter attached to this Agreement (the “Buyer Disclosure Letter”), Buyer and Buyer Sub, jointly and severally, represent and warrant to the Company and Company Parent as follows:

Section 3.1 Organization, Qualification and Corporation Power. Each of Buyer and Buyer Sub as of the Effective Time (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and proposed to be conducted, and (b) is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except in the case of clause (b) for failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Buyer. Buyer Sub is a wholly owned Subsidiary of Buyer.

Section 3.2 Capitalization.

(a) The authorized capital stock of Buyer consists of 1,500,000,000 shares of common stock, $0.001 par value (the “Buyer Common Stock”), 20,035,425 shares of preferred stock, $0.001 par value and 35,425 shares of Series A Convertible Preferred Stock, $0.001 par value (the “Series A Preferred Stock”). As of September 15, 2005 and the Effective Time, (i) 388,978,011 shares of Buyer Common Stock were issued and outstanding and 35,378 shares of Series A Preferred Stock were issued and outstanding and (ii) 30,000,000 shares of Buyer Common Stock were reserved for issuance under Buyer’s 2001 Equity Performance Plan. All of the issued and outstanding shares of Buyer Common Stock and Series A Preferred Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). The certificates representing Buyer Common Stock are in proper form for the enforcement of the rights and limitations of rights pertaining to such Shares which are set forth in Buyer’s certificate of incorporation, as amended, and bylaws. There are no declared or accrued but unpaid dividends with respect to any Buyer Common Stock.

(b) Except as disclosed on Section 3.2(b) of the Buyer Disclosure Letter, there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating Buyer or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, Buyer or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of Buyer or any of its Subsidiaries or (iii) voting trusts or similar agreements to which Buyer or any of its Subsidiaries is a party with respect to the voting of the capital stock of Buyer or any of its Subsidiaries.

(c) The authorized capital stock of Buyer Sub consists of 1,000 shares of common stock, $0.001 par value (the “Buyer Sub Common Stock”), of which 1,000 shares were issued and outstanding. Buyer owns all of the issued and outstanding shares of Buyer common stock. Buyer owns all of the issued and outstanding shares of Buyer Sub Common Stock. All of the issued and outstanding shares of Buyer Sub Common Stock (i) have been duly authorized and validly issued; (ii) are fully paid and nonassessable; (iii) are free and clear of all Liens; and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

Section 3.3 Authority Relative to this Agreement. As of the Effective Time each of Buyer and Buyer Sub has the necessary corporate power and authority to enter into this Agreement and, subject to the filing of the Certificate of Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and Buyer Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and Buyer Sub and, subject to the filing of the filing of the Certificate of Merger, no other corporate proceeding is necessary for the execution and delivery of this Agreement by Buyer and Buyer Sub, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and Buyer Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company and Company Parent, constitutes a legal, valid and binding obligation of the Buyer and Buyer Sub, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to (a) applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect, affecting creditors’ rights generally, and (b) the general principles of equity (regardless of whether enforceability is considered at a proceeding at law or in equity).

Section 3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Buyer and Buyer Sub do not, and the consummation by each of them of the transactions contemplated hereby will not, (i) conflict with or violate any law, court order, judgment or decree applicable to Buyer or Buyer Sub or by which any of their respective property is bound, (ii) violate or conflict with the certificate of incorporation or bylaws (or comparable organizational documents) of either Buyer or Buyer Sub, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the properties or assets of Buyer or any of its Subsidiaries pursuant to, any contract, instrument, Permit or license to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries or their respective property is bound, except in the case of clauses (i) and (iii) for conflicts, violations, breaches or defaults which, individually or in the aggregate, would not have or result in a Material Adverse Effect on Buyer.

(b) Except for the filing of the Certificate of Merger, and applicable requirements, if any, under “takeover” or “blue sky” laws of various states, none of Buyer or Buyer Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby the failure of which to submit would, individually or in the aggregate, have or result in a Material Adverse Effect on Buyer. No waiver, consent, approval or authorization of any Governmental Entity or any third party is required to be obtained or made by Buyer or Buyer Sub in connection with its execution, delivery or performance of this Agreement the failure of which to obtain or make, individually or in the aggregate, would have or result in a Material Adverse Effect on Buyer.

Section 3.5 SEC Reports. Buyer has filed all forms, reports, schedules, registration statements, proxy statements and other documents (including any document required to be filed as an exhibit thereto) required to be filed by Buyer with the Securities and Exchange Commission (“SEC”) since December 31, 2003. All such required forms, reports, schedules, registration statements, proxy statements and other documents (including those that Buyer may file subsequent to the date hereof) are referred to herein as the “SEC Reports.” As of their respective dates, the SEC Reports (including any financial statements or schedules included or incorporated by reference therein) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there has not been any Material Adverse Effect with respect to Buyer that would require disclosure under the Securities Act.

Section 3.6 Buyer Sub. Buyer Sub is not and has never been a party to any material agreement and has not conducted any activities other than in connection with the organization of Buyer Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Buyer Sub has not incurred or assumed any expenses or liabilities prior to the Closing.

Section 3.7 Broker’s Fees. None of Buyer or Buyer Sub has any liability or obligation to pay any fees or commissions to any broker, investment banking firm, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV
FURTHER COVENANTS AND ASSURANCES

Section 4.1 Securities Laws.

(a) Buyer, Buyer Sub, and the Company will take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Buyer Common Stock in connection with the Merger. The Company will use commercially reasonable efforts to assist Buyer as may be necessary to comply with such securities and blue sky laws.

(b) So long as Buyer or any successor entity has securities registered under Securities Act or the Exchange Act, Buyer or such successor entity will file all reports required to be filed by it under the Securities Act and the Exchange Act, all to the extent required pursuant to Rule 144 to enable stockholders who exchange Shares for Buyer Common Stock pursuant to the terms of this Agreement to sell Buyer Common Stock pursuant to Rule 144 adopted by the Securities and Exchange Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission.

Section 4.2 Public Announcements. Buyer, Buyer Sub, the Company and Company Parent will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press release or other public announcements with respect to the transactions contemplated by this Agreement, including the Merger. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, including the Merger, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof. In addition, the Company and Company Parent will consult with Buyer regarding communications with customers, stockholders and employees relating to the transactions contemplated by this Agreement.

Section 4.3 Reviewed and Audited Financial Statements.

(a) Preparation of Reviewed Balance Sheet and Audited Financial Statements. Promptly after the Effective Time, the certified public accountant of the Buyer shall be provided with access to the Books and Records and financial information of the Company and shall (i) review the Company’s balance sheet as of October 31, 2005 (“Reviewed Balance Sheet”) and review the Company’s balance sheet as of October 31,, 2004 and review the income and cash flow statements for the ten month periods ended October 31, 2005 and 2004, and (ii) audit the balance sheets as of December 31, 2004 and 2003, and the statements of income and cash flows for the years then ended within seventy-five (75) days of the Effective Time (the “Audited Financial Statements”).  The costs and expenses of said review and audit shall be borne equally by the Company Parent and Buyer; provided, however, that Company Parent’s portion of said costs and expenses shall be limited to Ten Thousand Dollars ($10,000). The Reviewed Balance Sheet and the Audited Financial Statements shall (a) be prepared based on the books and records of the Company, (b) fairly present the financial condition of the Company at the date therein indicated and the results of operation for the period therein specified and (c) be prepared in accordance with GAAP.

(b) Dispute Resolution. In the event that the Company Parent disagrees with the accuracy of the Audited Financial Statements, the Company Parent shall deliver a written notice of disagreement (a) (“Dispute Notice”) within ten (10) days of its receipt of the Reviewed Balance Sheet and/or Audited Financial Statements (the “Review Period”) setting forth in reasonable detail the basis for such dispute. If the Company Parent does not deliver a Dispute Notice within the Review Period, then the Reviewed Balance Sheet and/or Audited Financial Statement shall be final and binding on the parties, effective as of the first business day following the Effective Time. In the event the Company Parent delivers to Buyer a Dispute Notice in a timely manner, then Buyer and Company Parent shall attempt in good faith to resolve such dispute within ten (10) days from the date of the Dispute Notice. If Buyer and the Company Parent cannot reach an agreement within such ten (10) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to mediation in accordance with the rules of the American Arbitration Association (“AAA”) should the total amount in dispute not exceed $120,000.00. In the event that the amount in dispute exceeds $120,000.00, then in such event the dispute shall be submitted to arbitration under the rules of the AAA governing commercial disputes. The arbitration shall take place in the State of Maryland before a single neutral arbitrator. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision, which contains essential findings and conclusions on which the decision is based. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The non-prevailing party shall be responsible for all fees, costs, and expenses associated with any mediation and/or arbitration arising under this Agreement; provided, however, that if neither party shall fully prevail with respect to the amount of adjustment claimed by such party to be required following the preparation of the Audited Financial Statements, then each party shall bear a portion of the fees, costs and expenses of mediation and/or arbitration based on a comparative analysis of the claims made by each party and the result of such proceedings. For example, if Buyer claims that a $10,000 adjustment is required following preparation of the Audited Financial Statements, Company claims that no adjustment is required, and arbitration or mediation results in a finding that a $6,000 adjustment is required, then in that event Company Parent shall pay 60% of all expenses, fees and costs, and Buyer shall pay 40%.

Section 4.4 Non-Competition and Other Covenants.

(a) Agreement Not to Compete. For a period of two (2) years after the Closing Date, Company Parent and its Affiliates shall not be engaged or interested in any business which competes directly with the business of the Company as is currently conducted, or in those states in which the Company or its Affiliates has specific plans to conduct business and the Company Parent or its Affiliates have knowledge of such plans at, or prior to the Closing. Company Parent and its Affiliates shall be deemed to be interested in a business if it is engaged or interested in that business as a stockholder, director, officer, employee, salesman, sales representative, agent, partner, individual proprietor, consultant or otherwise, but not if such interest is limited solely to ownership of (i) 2% or less of the equity or debt securities of any class of a corporation whose shares are listed for trading on a national securities exchange or traded in the over the counter market and (ii) up to an amount that is less than 50% of the equity securities of any class of Pac West.

(b) Non-solicitation. For a period of two (2) years after the Closing Date, Company Parent and its Affiliates shall not, directly or indirectly, (i) cause or attempt to cause any customer, client, account or vendor, or prospective customer, client, account or vendor to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with the Company, or (ii) divert, solicit or employ, or attempt to divert, solicit or employ, any employees of the Company; provided, however, that Company Parent or any of its Affiliates may employ Lisa Bickford at any time if she is not then a full-time employee of Buyer, Buyer Sub, or any of Buyer’s Affiliates. For purposes of this Section 4.4, a prospective customer, client, account or vendor shall mean any customer, client, account or vendor that Company Parent was involved with or had knowledge of for the twelve month period prior to the Closing Date.

(c) Necessary and Reasonable. Company Parent agrees that the covenants provided for in Section 4.4 hereof are necessary and reasonable in order to protect the Company in the conduct of its business, to protect the trade secrets and other proprietary information of the Company and to protect the Company in the utilization of the assets, tangible and intangible, including the goodwill of the Company.

Section 4.5 Adjustment of Merger Consideration. The Merger Consideration due and payable to Company Parent in accordance with Section 1.6 will be adjusted as follows:

(a) Reductions in Merger Consideration at Closing. If the Closing Balance Sheet (as defined in Section 5.1(i)) reveals a Working Capital Deficit, the Cash Consideration shall be reduced by one dollar for every dollar of Working Capital Deficit greater than $350,000 on the Closing Balance Sheet.

(b) Reductions in Merger Consideration After Closing. In the event the Reviewed Balance Sheet reveals a Working Capital Deficit in excess of $350,000, Company Parent shall surrender the certificate representing the Stock Consideration that was issued at the Closing, the Buyer shall offset the additional excess amount against the Stock Consideration and Buyer shall issue a new certificate representing the Stock Consideration as adjusted.

Section 4.6 Real Property Deliveries. The Company agrees that if, immediately prior to or at the Closing, or at any time after the Effective Time, Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of the Company, Buyer and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement, in the name of the Company or otherwise.

Section 4.7 Termination of Related Party Arrangements. The Company and Company Parent shall cause all Material Agreements described in Sections 2.13(a)(viii) of the Company Disclosure Letter, other than those listed in Section 4.7 of the Company Disclosure Letter, to be terminated immediately prior to the Closing with no further liability or obligation on the part of any party thereto.

Section 4.8 Release.

(a) Effective at the time of the Closing, Company Parent hereby, without any further action, releases and forever discharges the Company and its officers, directors, managers, employees and Affiliates (other than Buyer and Buyer Sub), from any and all liabilities, claims, obligations, actions, causes of action, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Material Agreements, controversies, promises, variances, trespasses, judgments, verdicts, extents, executions, Liens, payments, damages, costs, attorneys fees, expenses, and demands of any kind or nature, which Company Parent may have or may have had, known or unknown, from the beginning of the world through and including the Closing Date, against the Company or any of its officers, directors, managers, employees or affiliates (other than Buyer and Buyer Sub).

(b) Notwithstanding the foregoing, nothing contained in clause (a) above shall constitute a release by Company Parent for claims against Buyer or Buyer Sub arising out of Buyer’s or Buyer Sub’s obligations under this Agreement.

Section 4.9 SBC Litigation. At or prior to the Closing, Company, Company Parent, Buyer, and Buyer Sub shall execute and deliver the Assignment of Litigation attached as Exhibit F hereto, pertaining to that certain matter captioned linkLine Communications, Inc., InReach Internet LLC, et al. v. SBC California, Inc., et al., Case No. CV 03-5265 SVW (SHx) in the United States District Court for the Central District of California (Western Division) (the “SBC Litigation”), pursuant to which Company will assign to Company Parent certain rights with respect to the SBC Litigation, including without limitation certain rights to control said litigation and receive a portion of the proceeds therefrom, if any.

Section 4.10 Accounts and Investments. At or prior to the Closing, the Company will transfer to the Buyer Sub title, ownership and access rights to each of the Accounts and Investments listed on Section 2.22 of the Company Disclosure Letter. Following the Closing, the Company, each of its Affiliates, members, managers, agents and employees will have no rights whatsoever to each of the Accounts and Investments listed on Section 2.22 of the Company Disclosure Letter.

Section 4.11 Further Assurances. The parties agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein.

Section 4.12 Post-Closing Tax Cooperation. Following the Closing Date, Buyer and Buyer Sub, on the one hand, and Company Parent on the other hand, shall cooperate fully with each other to the extent reasonably requested by the other in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes or Tax Returns of or with respect to the Company, Company Parent, or Company Parent’s shareholders, provided, however, that such cooperation shall not relieve Company Parent of its obligations to file Tax Returns and pay Taxes required of the Company Parent. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, filing audit, litigation or other proceeding, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties further agree, upon request by other, to use all reasonable efforts to obtain and provide any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed with respect to the Company and the transactions contemplated hereby. Further, each of the parties agree to provide, upon request of the other, any and all information required to be reported pursuant to the Internal Revenue Code and all Treasury Department Regulations promulgated thereunder.

Section 4.13 Payment of Niwot Capital, LLC. At Closing Company Parent shall pay the broker’s fee owed to Niwot Capital, LLC and provide to Buyer within Five (5) days following the Closing a payoff letter from Niwot Capital, LLC.

Section 4.14 Office Lease. At Closing, the Surviving Company and Company Parent shall enter into a lease for 40% the existing office space currently occupied by the Company at $1.00 monthly per square foot for a term of not less than two years with two (2) two year options to renew with rent escalation at 3% per year with existing security deposit to remain in place in form and content substantially similar to that attached as Exhibit E (the “Lease”).

Section 4.15 Accounting Services. Company Parent shall continue to provide to the Surviving Company the accounting services as it currently provides to the Company prior to Closing at $575 per month through January 1, 2006 or unless sooner terminated at the discretion of the Company.

Section 4.16 Accounting System. Company Parent shall continue to provide the Surviving Company with use of accounting software system through December 31, 2005 or unless sooner terminated at the discretion of the Surviving Company.

ARTICLE V
CONDITIONS OF MERGER

Section 5.1 Conditions to Obligations of Buyer and Buyer Sub to Effect the Merger. The obligations of Buyer and Buyer Sub to effect the Merger will be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a) Representations and Warranties. Those representations and warranties of the Company and Company Parent set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations and warranties will be true and correct as of such date). Buyer shall receive a certificate to such effect executed by the Company’s Chief Operating Officer.

(b) Agreements and Covenants. The Company and Company Parent shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company and Company Parent required to be performed or complied with by it under this Agreement. Buyer shall receive a certificate to such effect executed by the Company’s Chief Operating Officer.

(c) Secretary Certificates. Buyer will have received from the corporate secretary of each of the Company and Company Parent a certificate (i) certifying as to such entity’s Articles of Organization, (ii) certifying as to such entity’s operating agreement, (iii) certifying as to such entity’s resolutions of its Manager (in the case of Company) and Board of Directors (in the case of Company Parent), (vi) certifying as to such entity’s resolutions of its shareholders (in the case of Company Parent) and member(s) (in the case of Company) and (v) attesting to the incumbency of such entity’s officers.

(d) Good Standing. Buyer will have received a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of the Company in its jurisdiction of organization as of a date within seven days of the Closing Date.

(e) Minute Books, Etc. Buyer shall receive on the Closing Date corporate records relating to the organization, ownership and maintenance of the Company.

(f) Resignations. Buyer will have received written resignations, effective as of the Closing Date, of each of the managers and officers of the Company from all manager positions and offices with the Company;

(g) Required Consents. Any consent, authorization, order or approval, in a form reasonably acceptable to Buyer, of (or filing or registration with) any third party identified by Buyer on Schedule 5.1(g) will have been obtained or made.

(h) Legal Opinion. Buyer will have received an opinion, dated the Closing Date, of counsel to the Company, in substantially the form of Exhibit A attached hereto.

(i) Closing Balance Sheet and Income Statement. Buyer will have received from the Company, a closing balance sheet, dated as of October 31, 2005, attached hereto as Exhibit B and based on Company’s estimates of the matters contained therein (“Closing Balance Sheet”). Promptly following the Effective Time, Company Parent shall provide Buyer with a closing balance sheet and income statements prepared in accordance with Section 2.7.

(j) Employment Agreement. The Surviving Company and Lisa Bickford will have agreed in principal on the terms of her employment, and shall have executed an Employment Agreement in substantially the form of Exhibit C attached hereto dated on or before the Closing Date (to become effective on the Closing Date), between the Surviving Company and each of Lisa Bickford.

(k) Registration Rights Agreement. Buyer and Company Parent will have executed and delivered the Registration Rights Agreement providing for piggyback registration rights with respect to the Stock Consideration in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).

(l) Office Lease. The Surviving Company and Company Parent shall have executed and delivered the Lease as defined in Section 4.14.

(m) Assignment of Litigation. The Company and Company Parent shall have executed and delivered to Assignment of Litigation described in Section 4.9.

Section 5.2 Conditions to Obligations of the Company and Company Parent to Effect the Merger. The obligations of the Company and Company Parent to effect the Merger will be further subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

(a) Representations and Warranties. Those representations and warranties of Buyer and Buyer Sub set forth in this Agreement will be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date in which case such representations will be true and correct as of such date). The Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.

(b) Agreements and Covenants. Buyer and Buyer Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Buyer and Buyer Sub required to be performed or complied with by them under this Agreement. The Company shall receive a certificate to such effect executed by Buyer’s Chief Executive Officer.

(c) Secretary Certificates. The Company will have received from the corporate secretary of each of Buyer and Buyer Sub a certificate (i) certifying Parent’s Certificate of Incorporation, Buyer’s Articles of Incorporation and Buyer Sub’s Certificate of Incorporation, (ii) certifying the bylaws of Buyer and Buyer Sub, (iii) certifying the resolutions of the board of directors of Buyer and Buyer Sub and (iv) certifying the resolutions of the stockholder of Buyer Sub.

(d) Good Standing. The Company will have received a certificate of the Secretary of State or other applicable Governmental Authority certifying the good standing of Buyer in its jurisdiction of organization as of a date within seven days of the Closing Date.

(e) Employment Agreement. The Surviving Company and Lisa Bickford will have agreed in principal on the terms of her employment, and shall have executed an Employment Agreement in substantially the form of Exhibit C attached hereto dated on or before the Closing Date (to become effective on the Closing Date), between the Surviving Company and Lisa Bickford.

(f) Registration Rights Agreement. Buyer and Company Parent will have executed and delivered the Registration Rights Agreement.

(g) Assignment of Litigation. Buyer and Buyer Sub shall have executed and delivered the Assignment of Litigation described in Section 4.9.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the other parties to this Agreement, (i) in the case of the representations and warranties contained in Section 2.3, at all times from and after the Closing; (ii) in the case of the representations and warranties contained in Sections 2.1, 2.2, 2.4 and 2.9, until 60 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time; (iii) in the case of representations and warranties contained in Section 2.11, until the date which is three (3) years following the Closing Date; and (iv) in the case of all other representations and warranties, until the date which is one (1) year following the Closing Date (each such period referred to herein as the “Survival Period”); provided, however, that, in each case, such representations and warranties shall survive beyond their respective periods with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 6.4, 6.5 or 6.6 hereof, as applicable. The covenants and agreements (as opposed to the representations and warranties in Articles 2 and 3) of the parties contained in this Agreement or in any instrument delivered pursuant hereto or in connection herewith will survive the Closing and will remain in full force and effect at all times after the Closing.

Section 6.2 Indemnification of Buyer and Buyer Sub. Subject to the limitations set forth in this Article VI, the Company and Company Parent agree to jointly and severally indemnify and hold harmless Buyer and Buyer Sub, and each of their respective officers, directors, agents and employees, and each person, if any, who controls or may control Buyer and Buyer Sub within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (hereinafter referred to as “Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by the Company or Company Parent in this Agreement or any certificate, document or instrument delivered by or on behalf of the Company or Company Parent pursuant hereto. The foregoing are collectively referred to as the “Buyer Indemnity Claims.”

Section 6.3 Indemnification of the Company and Company Parent. Subject to the limitations set forth in this Article VI, Buyer and Buyer Sub agree to jointly and severally indemnify and hold harmless the Company and Company Parent and their respective officers, directors, Shareholders, Subsidiaries, Affiliates, managers, agents and employees, from and against any and all Damages arising out of any (a) misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by Buyer or Buyer Sub in this Agreement or any certificate, document or instrument delivered by or on behalf of Buyer or Buyer Sub pursuant hereto; and (b) post-Closing operation of Company or Company’s business, including without limitation all debts, liabilities, duties and other obligations of Company to the extent not required to be paid or satisfied by Company or Company Parent prior to the Closing pursuant to this Agreement. The foregoing are collectively referred to as the “Company and Company Parent Indemnity Claims.” The Company and Company Parent Indemnity Claims together with Buyer Indemnity Claims are collectively referred to as the “Indemnity Claims.”

Section 6.4 General Notice and Procedural Requirements for Indemnity Claims. Notwithstanding the foregoing, the party or person having the indemnity obligation under this Article VI (the “Indemnifying Party”), shall be obligated to indemnify and hold harmless the party or person entitled to indemnity under this Article VI (the “Indemnified Party”), only with respect to any Indemnity Claims of which the Indemnified Party notifies with specificity the Indemnifying Party in accordance with Section 7.1 of this Agreement and, if applicable, within the following time period: (i) with regard to any representation or warranty under this Agreement, prior to the end of the Survival Period of such representation or warranty; or (ii) with regard to any covenant under this Agreement which by its terms expires, prior to the end of the survival period relating to such covenant.

Section 6.5 Notice and Procedural Requirements for Third Party Claims. If a complaint, claim or legal action is brought by a third party (a “Third Party Claim”) as to which an Indemnified Party is entitled to indemnification under Section 6.2 or 6.3 of the Agreement, and subject to the applicable Survival Period, the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party in accordance with Section 7.1 of this Agreement promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided however, that any failure to provide or delay in providing such information shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby.

The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and select counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless: (i) otherwise specifically agreed by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action. In the event the Indemnified Party maintains separate counsel because counsel selected by the Indemnifying Party has determined that such counsel cannot adequately represent both parties because of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party.

The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

If the Indemnifying Party assumes the defense of a Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all Damages caused or arising out of any settlement approved by the Indemnified Party or any judgment in connection with the claim or litigation.

If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of Damages caused or arising out of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim.

The Indemnifying Party may settle any Third Party Claim in its sole discretion without the prior written consent of the Indemnified Party, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

Section 6.6 Notice and Procedural Requirements for Direct Claims. Any claim for indemnification by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt notice thereof in accordance with Section 7.1 of this Agreement; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced thereby. After receiving notice of a Direct Claim, the Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnifying Party rejects such claim or does not respond within such thirty (30) day period (in which case the Indemnifying Party will be deemed to have rejected such claim), the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Article VI.

Section 6.7 Maximum Liability; Sole Recourse. Notwithstanding anything to the contrary herein, (a) in no event will the Company or Company Parent’s indemnity obligations under this Article VI exceed the aggregate amount of the Merger Consideration; and (b) Buyer’s and Buyer Sub’s sole and exclusive recourse for any and all claims, losses, damages and expenses arising directly or indirectly from this Agreement or the transactions contemplated hereby shall be for indemnification as provided in this Article VI. In no event will Buyer’s indemnity obligations under this Article VI exceed the aggregate amount of the Merger Consideration.

Section 6.8 Basket. Notwithstanding anything to the contrary herein, in no event shall an Indemnifying Party have any liability for an indemnity obligation under this Article VI unless and until the Damages relating to the party’s Indemnity Claims exceed $50,000 in the aggregate, provided, however that the provisions of this Section 6.8 shall not be construed to apply to the adjustments in Section 4.5. From and after the time the aggregate Damages for an Indemnified Party’s Indemnity Claims exceed $50,000, the limitation set forth in this Section 6.8 shall be of no further force and effect and the Indemnifying Party shall be liable for the entire amount of the Damages, subject to the liability limitations of Section 6.7.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by overnight courier, (b) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clauses (a) or (b) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as will be specified by like notice, except that notices of changes of address will be effective upon receipt):

(a)   If to Buyer or Buyer Sub:

Mobilepro Corp.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Attention: Jay O. Wright, President and CEO
Facsimile: (301) 315-9040

With a copy (which will not constitute notice) to:

Schiff Hardin LLP
1101 Connecticut Ave., N.W., Suite 600
Washington, D.C. 20036
Attention: Ernest M. Stern, Esq.
Facsimile: (202) 778-6460

(b)   If to the Company or Company Parent:

Balco Holdings, Inc.
60 Berry Drive
Pacheco, CA 94553
Attention: David Olofson or Chief Financial Officer
Facsimile: (925) 947-1020

With a copy (which will not constitute notice) to:

Robbins, Palmer & Allen LLP
1901 Harrison Street, Suite 1550
Oakland, CA 94612-3501
Attention: Matthew E. Dambrov, Esq.
Facsimile: (510) 446-1946

For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking organizations in Washington, D.C. are authorized or required by law to close.

Section 7.2 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs and expenses.

Section 7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Entire Agreement. This Agreement and the schedules and exhibits attached hereto, constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.5 No Third-Party Beneficiaries. Except for the parties hereto, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

Section 7.6 Assignment. This Agreement will not be assigned by operation of law or otherwise. This Agreement will be binding upon, and will be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 7.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely by Delaware residents within Delaware.

Section 7.9 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.”

Section 7.10 Construction. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 7.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which will constitute one and the same agreement.

Section 7.12 Confidentiality. The Company and Buyer each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Buyer, Buyer Sub, the Company and Company Parent each agree (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law.

*         *         *

IN WITNESS WHEREOF, Buyer, Buyer Sub, the Company and Company Parent have executed this Agreement as of the date first written above.

MOBILEPRO CORP.

By: /s/ Jay O. Wright
Name: Jay O. Wright
Title: President and CEO

INREACH INTERNET, INC.

By: /s/ Jay O. Wright
Name: Jay O. Wright
Title: CEO

BALCO HOLDINGS, INC.

By: /s/ Graham Westphal
Name: Graham Westphal
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

OPINION

A-1

EXHIBIT B

CLOSING BALANCE SHEET AND INCOME STATEMENT

B-1

EXHIBIT C

EMPLOYMENT AGREEMENT

C-1

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

D-1

EXHIBIT E

LEASE

E-1

EXHIBIT F

ASSIGNMENT OF LITIGATION

F-1